UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 10, 2006

NBTY, INC.

 (Exact Name of Registrant as Specified in Charter)

001-31788

(Commission File Number)

DELAWARE	11-2228617
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)

90 Orville Drive
Bohemia, New York	11716
(Address of Principal Executive Offices)	(Zip Code)

(631) 567-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.            ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 10, 2006, the Board of Directors of NBTY, Inc. (the “Board”) ratified the December 16, 2005 decision of the Compensation and Stock Option Committee (the “Committee”) that Mr. Scott Rudolph shall receive the salary and bonus set forth next to his name in the following table.  In addition, on February 10, 2006, based upon the December 16, 2005 recommendation of the Committee, the Board determined that each of the other named executive officers (as defined in Regulation S-K item 402(a)(3)) shall receive the salary and bonus set forth next to their respective names:

EXECUTIVE OFFICER	2006 SALARY		2005 BONUS
Scott Rudolph Chairman and CEO		(1)	$500,000
Harvey Kamil President and CFO		(1)	$350,000
Michael C. Slade Secretary and Senior Vice President	$359,890	(2)	$—
James P. Flaherty Senior Vice President—Marketing and Advertising	$273,000	(3)	$35,000
William J. Shanahan Vice President—Information Systems	$239,000	(3)	$90,000

(1)                  Pursuant to the terms of their respective Employment Agreements, Messrs. Rudolph’s and Kamil’s salary increases shall be equal to the percentage increase of the Consumer Price Index for the period from January 1, 2005 to January 1, 2006, as determined by the Bureau of Labor Statistics of the United States Department of Labor.  For 2005, the salaries of Messrs. Rudolph and Kamil were $813,472 and $455,545, respectively.  Messrs. Rudolph’s and Kamil’s salary increases shall take effect as of January 1, 2006.

(2)                  Unchanged.

(3)                  The salary increases for Messrs. Flaherty and Shanahan shall take effect on February 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 15, 2006
NBTY, INC.

By

/s/ Harvey Kamil

Harvey Kamil
President and Chief Financial Officer